QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

        OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

Packaged Ice, Inc.
Offer to Purchase for Cash
Any and All Outstanding
9 3/4% Series A Senior Notes due 2005 (the "Series A Notes")
9 3/4% Series B Senior Notes due 2005 (the "Series B Notes")
(CUSIP Number 695148 AL 0)
(ISIN Number US695148AL05)
(Common Code 015796065)
and Solicitation of Consents for
Proposed Amendments to the Related Indenture

        Packaged Ice, Inc., a Texas corporation ("Packaged Ice," the "Company," "us" or "we"), hereby offers to purchase for cash any and all of its outstanding Series A Notes and Series B Notes (the "Notes") from each holder thereof (each, a "Holder" and collectively, the "Holders") upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the "Statement") and in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal"). The offer on the terms set forth in this Statement and the Consent and Letter of Transmittal is referred to herein as the "Offer." In conjunction with the Offer, the Company hereby solicits (the "Solicitation") consents (the "Consents") of registered Holders of Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture, amended and restated as of April 30, 1998 (the "Indenture"), among the Company, The Bank of New York Trust Company of Florida, N.A., as trustee (the "Trustee"), and each of the subsidiary guarantors named therein (the "Guarantors"), pursuant to which the Notes were issued, to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Indenture.

        THE SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 16, 2003, UNLESS EXTENDED, IF AT LEAST ONE DAY PRIOR TO SUCH DATE THE COMPANY HAS MADE A PUBLIC ANNOUNCEMENT (BY PRESS RELEASE) THAT IT HAS RECEIVED THE REQUISITE CONSENTS WITH RESPECT TO THE NOTES, OR ON THE FIRST DATE THEREAFTER AT LEAST ONE DAY PRIOR TO WHICH THE COMPANY HAS RECEIVED SUCH REQUISITE CONSENTS (AS DEFINED BELOW) AND HAS MADE A PUBLIC ANNOUNCEMENT (BY PRESS RELEASE) REGARDING SUCH RECEIPT, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "CONSENT EXPIRATION DATE"). THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 31, 2003, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "TENDER OFFER EXPIRATION DATE"). HOLDERS WHO DESIRE TO RECEIVE THE CONSENT PAYMENT (AS DEFINED BELOW) WITH RESPECT TO THE NOTES AND THE TENDER OFFER CONSIDERATION (AS DEFINED BELOW) WITH RESPECT TO THE NOTES MUST BOTH VALIDLY CONSENT TO THE PROPOSED AMENDMENTS AND TENDER THEIR NOTES PURSUANT TO THE OFFER ON OR PRIOR TO THE CONSENT EXPIRATION DATE. SUCH TENDERED NOTES MAY BE WITHDRAWN AND SUCH CONSENTS MAY BE REVOKED AT ANY TIME ON OR PRIOR TO THE CONSENT EXPIRATION DATE. HOLDERS WHO TENDER THEIR NOTES AFTER THE CONSENT EXPIRATION DATE WILL RECEIVE ONLY THE TENDER OFFER CONSIDERATION. NOTES TENDERED SUBSEQUENT TO THE CONSENT EXPIRATION DATE AND ON OR PRIOR TO THE TENDER OFFER EXPIRATION DATE MAY NOT BE WITHDRAWN, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN.

        The Company is seeking consents to all of the Proposed Amendments as a single proposal. Accordingly, a Consent purporting to consent to only some of the Proposed Amendments will not be valid. Holders of Notes may not deliver Consents without tendering the related Notes.

        The purpose of the Offer is to acquire all of the Notes. The purpose of the Solicitation and the Proposed Amendments is to eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture. See Item 3, "Purpose of the Offer and the Solicitation."

        The following table sets forth the Tender Offer Consideration, the Consent Payment and the Total Consideration (as defined below) for each $1,000 principal amount of Notes.

Notes Outstanding	CUSIP Number	Aggregate Principal Amount Outstanding(1)	Tender Offer Consideration(2)	Consent Payment	Total Consideration(2)
Series A Senior Notes and Series B Notes	695148 AL 0	$255,000,000	$1,024.38	$1.25	$1,025.63

(1)
Excluding any Notes owned by the Company or its affiliates
(2)
Excluding accrued and unpaid interest

        This Statement and the accompanying Consent and Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer and the Solicitation.

The Dealer Managers for the Offer and the Solicitation Agents for the Solicitation are:

Credit Suisse First Boston	Bear, Stearns & Co. Inc.	CIBC World Markets

July 2, 2003.

        The consideration for the Notes tendered pursuant to the Offer shall be the tender offer consideration per $1,000 principal amount of Notes set forth above (the "Tender Offer Consideration"), plus accrued and unpaid interest up to, but not including, the date of payment for such Notes accepted for purchase (the "Payment Date"). Such Tender Offer Consideration plus the Consent Payment is referred to herein as the "Total Consideration" with respect to the Notes. Subject to the terms and conditions set forth in this Statement and the Consent and Letter of Transmittal, the Company hereby offers to pay to each registered Holder who validly delivers a Consent to the Proposed Amendments on or prior to the Consent Expiration Date an amount in cash (the "Consent Payment") equal to $1.25 for each $1,000 principal amount of Notes for which Consents have been validly delivered and not validly revoked on or prior to the Consent Expiration Date, with such payment to be made on the Payment Date if, but only if, such Holder's Notes are accepted for purchase pursuant to the terms of the Offer. Adoption of the Proposed Amendments to the Indenture requires the Consents of the Holders of at least a majority of the then outstanding aggregate principal amount of the Notes issued thereunder, excluding for such purposes any Notes owned by the Company or any of its affiliates (the "Requisite Consents"). The Proposed Amendments are being presented as one proposal with respect to the Indenture. Consequently, the delivery of a Consent by a Holder will constitute a consent to all of the Proposed Amendments with respect to the Indenture.

        The Offer and the Solicitation are conditioned upon the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition, each as defined and described in Item 9, "Conditions to the Offer and Solicitation."

        If the Proposed Amendments to the Indenture are adopted and the Offer is consummated, the Notes that are not tendered, or that are not accepted for purchase pursuant to such Offer, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture (as defined below) described under Item 5, "Proposed Amendments." If a Holder does not properly tender Notes pursuant to the Offer on or prior to the Consent Expiration Date, or such Holder's Consent is either not properly delivered or is revoked and not properly redelivered on or prior to the Consent Expiration Date, such Holder will not receive the Consent Payment with respect to such Notes, even though the Proposed Amendments will be effective as to all Notes that are not purchased pursuant to the Offer. Adoption of the Proposed Amendments may have adverse consequences for any Holder who does not validly tender Notes pursuant to the Offer. As a result of the adoption of the Proposed Amendments, Holders of outstanding Notes will no longer be entitled to the benefit of substantially all of the restrictive covenants and certain other provisions presently contained in the Indenture. In addition, the trading market for any Notes not properly tendered pursuant to the Offer is likely to be significantly more limited in the future if the Offer is consummated. See Item 5, "Proposed Amendments," and Item 2, "Certain Significant Considerations."

        The Notes are currently redeemable. Subject to the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition, the Company currently intends, but is not obligated, to redeem following the Tender Offer Expiration Date all Notes not tendered and accepted for purchase pursuant to the Offer, in accordance with the terms and conditions of the Indenture. Until February 1, 2004, the Notes are redeemable at 102.438% of their face value, in accordance with the terms and conditions of the Indenture. The Offer does not constitute a call for redemption, which may be made at a later date upon the terms and conditions set forth in the Indenture.

        After the Tender Offer Expiration Date, the Company and its affiliates may also (i) from time to time, acquire any Notes not tendered and accepted for purchase pursuant to the Offer (through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer or redemption, if any, and could be for cash or other consideration, or (ii) seek to defease or satisfy and discharge the Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future.

        Holders who tender Notes pursuant to the Offer on or prior to the Consent Expiration Date are obligated to consent to the Proposed Amendments with respect to the entire principal amount of Notes tendered by such Holders. The completion, execution and delivery of a Consent and Letter of Transmittal in connection with a tender of Notes pursuant to the Offer on or prior to the Consent Expiration Date will be deemed to constitute the delivery of Consents with respect to the Notes tendered. Holders may not deliver Consents in the Solicitation without tendering their Notes in the Offer and may not revoke such Consents without withdrawing the previously tendered Notes to which such Consents relate.

        The Company, the Guarantors and the Trustee under the Indenture intend to execute a supplemental indenture (the "Supplemental Indenture") to the Indenture providing for the Proposed Amendments on or promptly after the Consent Expiration Date. Although the Supplemental Indenture with respect to the Indenture will be executed by the Company, the Guarantors and the Trustee promptly after the Consent Expiration Date, the Proposed Amendments to the Indenture will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly after the later of (i) the Tender Offer Expiration Date and (ii) subject to Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the satisfaction or waiver of the conditions to such Offer and Solicitation described herein.

        If Notes are accepted for purchase pursuant to the Offer, Holders who validly consent to the Proposed Amendments pursuant to the terms of the Solicitation and tender Notes pursuant to the Offer on or prior to the Consent Expiration Date and do not revoke such Consents or withdraw such tender on or prior to the Consent Expiration Date will receive the Total Consideration, which is equal to the Tender Offer Consideration, plus the Consent Payment, plus accrued and unpaid interest on their Notes up to, but not including, the Payment Date. If Notes are accepted for purchase pursuant to the Offer, Holders who validly tender their Notes after the Consent Expiration Date will receive only the Tender Offer Consideration, plus accrued and unpaid interest on their Notes up to, but not including, the Payment Date, and not the Consent Payment.

        Holders who validly tender Notes and deliver Consents pursuant to the Offer and Solicitation on or prior to the Consent Expiration Date may revoke such Consents and may withdraw such Notes at any time on or prior to the Consent Expiration Date. For a revocation of a Consent to be valid, such revocation must comply with the procedures set forth in Item 8, "Withdrawal of Tenders and Revocation of Consents." Any valid revocation of Consents will automatically render the prior tender of the Notes to which such Consents relate defective, and the Company will have the right, which it may waive, to reject such tender as invalid. If, prior to the Consent Expiration Date, the Solicitation is amended in a manner determined by the Company, in its sole discretion, to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and, if necessary, extend the Solicitation for a period deemed by the Company to be adequate to permit Holders to withdraw their Notes and revoke their Consents. In addition, the Company may, if it deems appropriate, extend the Solicitation for any other reason. Other than as set forth herein, once delivered, Consents may not be revoked after the Consent Expiration Date. See Item 8, "Withdrawal of Tenders and Revocation of Consents."

        Notes tendered on or prior to the Consent Expiration Date may be withdrawn at any time on or prior to the Consent Expiration Date. Holders may not withdraw previously tendered Notes on or prior to the Consent Expiration Date without revoking the previously delivered Consents to which such tender relates. Tenders of Notes also may be withdrawn if the Offer is terminated without any Notes being purchased thereunder or as otherwise provided herein. For a withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in Item 8, "Withdrawal of Tenders and Revocation of Consents." A valid withdrawal of a Note prior to the Consent Expiration Date will be deemed a revocation of the Consent related to such Note. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional Offer materials and extend the Offer to the extent required by law. In addition, the Company may, if it deems appropriate, extend the Offer for any other reason. Other than as set forth herein, once tendered, Notes tendered on or prior to the Consent Expiration Date may not be withdrawn after the Consent Expiration Date. Holders who tender their Notes after the Consent Expiration Date will receive only the Tender Offer Consideration. See Item 7, "Procedures for Tendering Notes and Delivering Consents."

        Upon the terms and subject to the conditions of the Offer and the Solicitation (including, if the Offer or the Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will (i) purchase Notes validly tendered (and not validly withdrawn) on or prior to the Tender Offer Expiration Date, pursuant to the Offer, and (ii) pay for all Consents validly delivered (and not validly revoked) on or prior to the Consent Expiration Date, pursuant to the Solicitation, in each case, promptly following the Tender Offer Expiration Date.

        Notwithstanding any other provision of the Offer and the Solicitation, the Company's obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offer and the Company's obligation to make Consent Payments for Consents validly delivered pursuant to the Solicitation is conditioned upon satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition. The Company, in its sole discretion, may waive any of the conditions of the Offer or the Solicitation in whole or in part, at any time and from time to time. See Item 9, "Conditions to the Offer and Solicitation."

        The Offer and the Solicitation are being made in connection with the Transactions (as defined herein), including the Merger (as defined herein). See Item 4, "Certain Information Concerning the Company; the Transactions."

        In the event that the Offer and the Solicitation are withdrawn or otherwise not completed, the Tender Offer Consideration and the Consent Payment will not be paid or become payable to Holders of Notes who have validly tendered their Notes and delivered Consents in connection with such Offer and such Solicitation. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holder and the Supplemental Indenture and the Proposed Amendments will not become operative.

        THIS STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY JURISDICTION, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

        NEITHER THE COMPANY NOR THE DEALER MANAGERS MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES IN RESPONSE TO THE OFFER. EACH HOLDER MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER NOTES AND, IF SO, AS TO HOW MANY NOTES TO TENDER.

        See Item 2, "Certain Significant Considerations," and Item 10, "Certain U.S. Federal Income Tax Consequences," for discussions of certain factors that should be considered in evaluating the Offer and the Solicitation. See Item 5, "Proposed Amendments," for a description of the Proposed Amendments.

IMPORTANT

        Any Holder desiring to tender Notes and deliver Consents pursuant to the Offer or the Solicitation should either (i) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 1 of the Consent and Letter of Transmittal) and send or deliver such manually signed Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents to U.S. Bank National Association, as Depositary (the "Depositary"), at its address set forth on the back cover of this Statement, or (ii) in the case of a beneficial owner who holds Notes in book-entry form, request such beneficial owner's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner, and complete and sign the Consent and Letter of Transmittal (or a manually signed facsimile thereof) and send or deliver such manually signed Consent and Letter of Transmittal (or a manually signed facsimile thereof) to the Depositary. See Item 7, "Procedures for Tendering Notes and Delivering Consents."

        Any Holder who desires to tender Notes pursuant to the Offer but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Notes are not immediately available, may nevertheless tender the Notes by following the procedures for guaranteed delivery set forth under Item 7, "Procedures for Tendering Notes and Delivering Consents—Guaranteed Delivery." However, the procedures for guaranteed delivery of Notes may not be used to tender Notes or deliver Consents on or prior to the Consent Expiration Date.

        The Depository Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect such a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in Item 7, "Procedures for Tendering Notes and Delivering Consents." Notwithstanding the tender of Notes by a DTC participant through ATOP, in order to validly deliver a Consent with respect to Notes tendered through ATOP on or prior to the Consent Expiration Date (and thereby make a valid tender of such Notes), DTC participants using ATOP must also properly complete and execute the Consent and Letter of Transmittal and timely deliver it to the Depositary. A beneficial owner of Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes and deliver the related Consents on the beneficial owner's behalf. See Item 7, "Procedures for Tendering Notes and Delivering Consents."

        Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary. See Item 11, "The Dealer Managers, the Information Agent and the Depositary." Questions and requests for assistance may be directed to Georgeson Shareholder, the Information Agent, or any of the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Statement. Additional copies of this Statement, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Beneficial owners may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance.

        This Statement constitutes neither an offer to purchase nor a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation under applicable securities or "blue sky" laws. The delivery of this Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth

v

herein or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS STATEMENT AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS.

AVAILABLE INFORMATION

        The Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

INCORPORATION OF INFORMATION BY REFERENCE

        The following documents filed by the Company with the Commission pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), in each case excluding exhibits thereto, are incorporated herein by reference and shall be deemed to be a part hereof:

  (1)
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (2)
  The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

  (3)
  The Company's Current Reports on Form 8-K filed with the Commission on May 8, 2003 and May 14, 2003 (as amended on Form 8-K/A filed with the Commission on May 30, 2003); and

  (4)
  The Company's Preliminary Proxy Statement on Schedule 14A filed with the Commission on May 30, 2003.

        All documents and reports filed by the Company with the Commission under the Exchange Act after the date of this Statement and on or prior to the Tender Offer Expiration Date shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

        The Company will provide without charge to each person to whom this Statement is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to any of the Dealer Managers or the Information Agent at their respective addresses set forth on the back cover page hereof. The information relating to the Company contained in this Statement does not purport to be complete and should be read together with the information contained in the incorporated documents.

        No person has been authorized to give any information or to make any representation not contained in this Statement and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Dealer Managers, the Depositary or the Information Agent. Neither the delivery of this Statement nor any purchase hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company as of such date.

FORWARD-LOOKING STATEMENTS

        This Statement includes forward-looking statements. We believe the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Forward-looking statements often include words such as "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "plan," "potential" and "continue" and the negatives of these terms and variations of them or similar terminology. The forward-looking statements in this Statement include, but are not limited to, statements under "Certain Information Concerning the Company; the Transactions" regarding our future financial condition, prospects, developments and business strategies. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements. Factors you should consider that could cause these differences are:

  •
  general economic trends;

  •
  our substantial leverage and ability to service our debt; and

  •
  the availability of capital sources.

        You should not unduly rely on these forward-looking statements as they speak only as of the date of this Statement. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this Statement or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed elsewhere in this Statement.

TABLE OF CONTENTS

IMPORTANT	v
AVAILABLE INFORMATION	vi
INCORPORATION OF INFORMATION BY REFERENCE	vi
FORWARD-LOOKING STATEMENTS	vii
SUMMARY	2
THE OFFER AND SOLICITATION	8
1. TERMS OF THE OFFER AND THE SOLICITATION	8
2. CERTAIN SIGNIFICANT CONSIDERATIONS	10
3. PURPOSE OF THE OFFER AND THE SOLICITATION	13
4. CERTAIN INFORMATION CONCERNING THE COMPANY; THE TRANSACTIONS	13
5. PROPOSED AMENDMENTS	16
6. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS	17
7. PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS	18
8. WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS	22
9. CONDITIONS TO THE OFFER AND SOLICITATION	24
10. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	24
11. THE DEALER MANAGERS, THE INFORMATION AGENT AND THE DEPOSITARY	28
12. FEES AND EXPENSES	29
13. SOURCE AND AMOUNT OF FUNDS	29
14. MISCELLANEOUS	29
ANNEX A THE PROPOSED AMENDMENTS TO THE INDENTURE	A-1

SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Statement and the Consent and Letter of Transmittal. Capitalized terms have the meanings assigned to them elsewhere in this Statement.

The Company	Packaged Ice, Inc. See Item 4, "Certain Information Concerning the Company; the Transactions."
The Notes
The Offer and the Solicitation are being made with respect to the Company's 9 3/4% Series A Senior Notes due 2005 and 9 3/4% Series B Senior Notes due 2005 (CUSIP No. 695148 AL 0, ISIN No. US695148AL05 and Common Code 015796065) issued in January 1998. The Notes are fully and unconditionally guaranteed on an unsecured, senior basis by the Guarantors.
Purpose of the Offer and Solicitation
The Company is making this Offer and soliciting the Consents principally to acquire the Notes and to eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture in order to permit the Company to consummate the Transactions, including the Merger. See Item 3, "Purpose of the Offer and the Solicitation," and Item 4, "Certain Information Concerning the Company; the Transactions."
The Offer
The Company is offering to purchase for cash from each Holder, upon the terms and subject to the conditions described herein, any and all outstanding Notes. The consideration for the Notes tendered pursuant to the Offer shall be equal to $1,024.38 per $1,000 principal amount of the Notes. Each tendering Holder will also receive accrued and unpaid interest on its Notes up to, but not including, the Payment Date. Each Holder who tenders Notes pursuant to the Offer on or prior to the Consent Expiration Date is obligated to Consent to the Proposed Amendments, and the completion, execution and delivery of a Consent and Letter of Transmittal in connection with such Holder's tender of Notes on or prior to the Consent Expiration Date is required to effectuate the delivery of Consents with respect to the Notes tendered. Holders may not deliver Consents without tendering their Notes in the Offer. See Item 1, "Terms of the Offer and the Solicitation."

The Solicitation
Upon the terms and subject to the conditions described herein, the Company is soliciting the Consents of Holders of the Notes to the Proposed Amendments to the Indenture. Each Holder who Consents to the Proposed Amendments on or prior to the Consent Expiration Date shall be entitled to a Consent Payment in the amount of $1.25 per $1,000 principal amount of Notes with respect to which Consents are delivered. Each Holder who tenders Notes pursuant to the Offer on or prior to the Consent Expiration Date is obligated to consent to the Proposed Amendments, and the completion, execution and delivery of a Consent and Letter of Transmittal in connection with such Holder's tender of Notes on or prior to such Consent Expiration Date is required to effectuate the delivery of Consents with respect to the Notes tendered. Holders may not deliver Consents without tendering their Notes in the Offer. The Consent Payment will not be due and payable to those Holders who deliver Consents on or prior to the Consent Expiration Date until the Payment Date and then will be due and payable only if the Notes are accepted for purchase pursuant to the terms of the Offer. See Item 1, "Terms of the Offer and the Solicitation," Item 5, "Proposed Amendments" and Item 6, "Acceptance for Payment and Payment for Notes; Acceptance of Consents."
Requisite Consents
The aggregate outstanding principal amount of Notes is $255.0 million (excluding any Notes owned by the Company or its affiliates). The Proposed Amendments require the Consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes, excluding for such purposes any Notes owned by the Company or any of its affiliates. See Item 5, "Proposed Amendments."
Expiration
The Solicitation will expire at 5:00 P.M., New York City time, on July 16, 2003, unless extended, if at least one day prior to such date the Company has made a public announcement (by press release) that it has received the Requisite Consents, or on the first date thereafter at least one day prior to which the Company has received the Requisite Consents and has made a public announcement (by press release) regarding such receipt, unless extended. The Offer will expire at 5:00 P.M., New York City time, on July 31, 2003, unless extended.
Payment Date	Payments will be made promptly following the acceptance of Notes for purchase on the Tender Offer Expiration Date.
Conditions to the Offer and Solicitation
The Offer and Solicitation is conditioned upon the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition. See Item 9, "Conditions to the Offer and Solicitation."

The Proposed Amendments
The minimum notice period for redemption of the Notes at the option of the Company will be reduced from 30 days to three Business Days. In addition, most of the principal restrictive covenants and certain events of default and related provisions of the Indenture will be eliminated and the merger covenant will be modified. See Annex A attached hereto for the terms of the proposed amendments.
Source of Funds
Assuming 100% of the Notes are tendered and accepted for purchase in the Offer, 100% of the Consents are delivered in the Solicitation on or prior to the Consent Expiration Date, the Offer expires on July 31, 2003 and the Payment Date is August 1, 2003, approximately $273,966,900 is required to pay the Total Consideration plus accrued and unpaid interest up to, but not including, the Payment Date. The Company will obtain such funds from the net proceeds of the Transactions. See Item 4, "Certain Information Concerning the Company; the Transactions" and Item 13, "Source and Amount of Funds."
Procedures for Tendering Notes and Delivering Consents
Any Holder desiring to tender Notes pursuant to the Offer and/or deliver Consents pursuant to the Solicitation should, on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, as applicable, either (i) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the enclosed Consent and Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Consent and Letter of Transmittal), and send or deliver such manually signed Consent and Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes being tendered and any other required documents to the Depositary, or (ii) in the case of a Holder who holds Notes in book-entry form, request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner, and complete and sign the Consent and Letter of Transmittal and send it to the Depositary. Beneficial owners of Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Notes and deliver Consents. A Holder who desires to tender Notes pursuant to the Offer and who cannot comply with the procedures set forth herein for tender or delivery on a timely basis or whose Notes are not immediately available may, after the Consent Expiration Date, tender such Notes pursuant to the procedures for guaranteed delivery set forth herein. See Item 7, "Procedures for Tendering Notes and Delivering Consents."

Holders who are tendering by book-entry transfer to the Depositary's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary's account at DTC. DTC will then send an agent's message to the Depositary for its acceptance. Delivery of the agent's message by DTC will satisfy the terms of the Offer as to the tender of Notes; however, any such Holders tendering on or prior to the Consent Expiration Date must also execute and deliver a Consent and Letter of Transmittal in order to validly deliver a Consent with respect to Notes tendered through ATOP. To receive the Total Consideration or the Tender Offer Consideration, each Holder (including any DTC participant tendering Notes through ATOP) must deliver or cause to be delivered a complete and properly executed Consent and Letter of Transmittal and any other required documents to the Depositary on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, respectively. Holders who tender their Notes subsequent to the Consent Expiration Date will receive only the Tender Offer Consideration.
Withdrawal Rights
Notes tendered pursuant to the Offer on or prior to the Consent Expiration Date may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Consent Expiration Date, upon compliance with the procedures described herein. Notes tendered subsequent to the Consent Expiration Date and on or prior to the Tender Offer Expiration Date may not be withdrawn, except in the limited circumstances described herein. Tenders of Notes may be withdrawn if the Offer is terminated without any Notes being purchased thereunder. A withdrawal of tendered Notes prior to the Consent Expiration Date shall be deemed a revocation of the related Consent. Consents may be revoked at any time prior to 5:00 P.M., New York City time, on the Consent Expiration Date. Valid revocation of Consents will render a tender of Notes prior to the related Consent Expiration Date defective, and, unless the Company waives such defect (or unless the Notes are withdrawn and re-tendered), the tendering Holder will not be eligible to receive the Tender Offer Consideration with respect to such Notes. See Item 8, "Withdrawal of Tenders and Revocation of Consents."

Untendered Notes
Notes not tendered and purchased pursuant to the Offer will remain outstanding. If the Requisite Consents are received and all of the Proposed Amendments become operative pursuant to the Supplemental Indenture, the Notes will no longer have the benefits of the restrictive covenants, certain events of default and related provisions that will be eliminated from the Indenture by the Proposed Amendments. In addition, as a result of the consummation of the Offer, the aggregate principal amount of the Notes that is outstanding will be significantly reduced, which may adversely affect the liquidity of and, consequently, the market price for the Notes, if any, that remain outstanding after consummation of the Offer. See Item 2, "Certain Significant Considerations."

The Notes are currently redeemable. Subject to the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition, the Company currently intends, but is not obligated, to redeem following the Tender Offer Expiration Date all Notes not tendered and accepted for purchase pursuant to the Offer, in accordance with the terms and conditions of the Indenture. Until February 1, 2004, the Notes are redeemable at 102.438% of their face value, in accordance with the terms and conditions of the Indenture. The Offer does not constitute a call for redemption, which may be made at a later date upon the terms and conditions set forth in the Indenture.
Holders who tender only a portion of their Notes pursuant to the Offer will be issued Notes or book-entry positions equal in principal amount to the unpurchased portion of the Notes surrendered.

Acceptance for Payment and Payment for Notes; Acceptance of Consents
Upon the terms of the Offer and the Solicitation and upon satisfaction or waiver of the conditions thereto, the Company will accept for purchase Notes validly tendered (and not properly withdrawn) on or prior to the Tender Offer Expiration Date, pursuant to the Offer. Only Holders who validly tender Notes (including a properly completed, executed and delivered Consent) on or prior to the Consent Expiration Date (and do not withdraw such tender and revoke such Consent on or prior to the Consent Expiration Date) will receive the Total Consideration, which includes the Consent Payment, plus accrued and unpaid interest up to, but not including, the Payment Date. Payment of the Total Consideration or the Tender Offer Consideration, as applicable, plus accrued and unpaid interest up to, but not including, the Payment Date, for Notes validly tendered and accepted for purchase, will be made by deposit of such amounts with the Depositary, who, in each case, will act as agent for the tendering and consenting Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering and consenting Holders. Such payments are expected to be made on the Payment Date, promptly following the acceptance of the Notes by the Company pursuant to the Offer. See Item 6, "Acceptance for Payment and Payment for Notes; Acceptance of Consents."
Certain Tax Considerations	Holders of Notes should consider certain U.S. federal income tax consequences of the Offer and the Solicitation. See Item 10, "Certain U.S. Federal Income Tax Consequences."
Certain Significant Considerations	Holders of Notes should consider certain significant considerations relevant to the Offer and the Solicitation. See Item 2, "Certain Significant Considerations."
The Dealer Managers, the Information Agent and the Depositary
Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp. have been retained as Dealer Managers and Solicitation Agents in connection with the Offer and the Solicitation. In such capacity, the Dealer Managers may contact Holders regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes. The Information Agent in connection with the Offer and the Solicitation is Georgeson Shareholder. The Depositary is U.S. Bank National Association. The respective addresses and telephone numbers of the Dealer Managers and Solicitation Agents, the Information Agent and the Depositary are set forth on the back cover of this Statement. See Item 11, "The Dealer Managers, the Information Agent and the Depositary."

THE OFFER AND SOLICITATION

        This Statement and the related Consent and Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer and the Solicitation.

1.     Terms of the Offer and the Solicitation.

        Upon the terms and subject to the conditions set forth herein and in the accompanying Consent and Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company is offering to purchase for cash any and all of its outstanding Notes at a price equal to $1,024.38 per $1,000 principal amount of such Notes. Each tendering Holder will also receive accrued and unpaid interest on such Holder's Notes up to, but not including, the Payment Date.

        Upon the terms and subject to the conditions set forth herein and in the accompanying Consent and Letter of Transmittal (including, if the Solicitation is extended or amended, the terms and conditions of any such extension or amendment), the Company also is soliciting Consents to the Proposed Amendments from Holders of the Notes, and is offering to pay to each Holder who consents to the Proposed Amendments on or prior to the Consent Expiration Date, a Consent Payment in cash in the amount of $1.25 per $1,000 principal amount of the Notes in respect of Notes for which Consents have been validly delivered and not validly revoked on or prior to such Consent Expiration Date, with such payment to be made on the Payment Date if, but only if, the Notes are accepted for purchase pursuant to the terms of the Offer. The Proposed Amendments to the Indenture require the Consents of the Holders of at least a majority of the then outstanding aggregate principal amount of the Notes issued thereunder, excluding for such purposes any Notes owned by the Company or any of its affiliates.

        Payment of the Total Consideration (i.e., the Tender Offer Consideration plus the Consent Payment) or the Tender Offer Consideration, as applicable, plus accrued and unpaid interest up to, but not including, the Payment Date, for Notes validly tendered and accepted for purchase shall be made promptly following the Tender Offer Expiration Date on such Payment Date. Any Holder who tenders Notes after the Consent Expiration Date will be entitled to receive, if Notes are accepted for purchase pursuant to the Offer, only the Tender Offer Consideration for the Notes so tendered.

        Holders who desire to tender their Notes pursuant to the Offer and to receive the Total Consideration are required to validly tender such Notes and consent to the Proposed Amendments on or prior to the Consent Expiration Date. The completion, execution and delivery of the Consent and Letter of Transmittal by a Holder in connection with the tender of Notes on or prior to the Consent Expiration Date will constitute the Consent of the tendering Holder to the Proposed Amendments. If a Holder does not properly tender Notes pursuant to the Offer on or prior to the Consent Expiration Date, or such Holder's Consent is either not properly delivered or is revoked and not properly redelivered on or prior to such Consent Expiration Date, such Holder will not receive the Consent Payment, even though the Proposed Amendments will be operative as to all Notes that are not purchased pursuant to such Offer. The Company is not soliciting and will not accept Consents to the Proposed Amendments from Holders who are not also tendering their Notes pursuant to the Offer.

        If the Notes are accepted for purchase pursuant to the Offer, Holders who validly tender Notes pursuant to the Offer and consent to the Proposed Amendments pursuant to the terms of the Solicitation on or prior to the Consent Expiration Date and do not withdraw such tender or revoke such Consent on or prior to the Consent Expiration Date will receive the Total Consideration, which is equal to the Tender Offer Consideration plus the Consent Payment, plus accrued and unpaid interest on such Holder's Notes up to, but not including, the Payment Date. Holders who validly tender Notes and deliver Consents pursuant to the Offer on or prior to the Consent Expiration Date may not withdraw such Notes or revoke such Consents after the Consent Expiration Date. Holders who validly tender their Notes after the Consent Expiration Date will receive only the Tender Offer Consideration, plus accrued and unpaid interest on such Holder's Notes up to, but not including, the Payment Date, and not the Consent Payment.

        Holders may not deliver a Consent without tendering the Notes to which such Consent relates in the Offer, and may not revoke a Consent on or prior to the Consent Expiration Date without withdrawing the previously tendered Notes to which such Consent relates. Holders may not withdraw previously tendered Notes on or prior to the Consent Expiration Date without revoking the previously delivered Consents to which such tender relates. Consents may not be revoked after the Consent Expiration Date. Notes tendered on or prior to the Consent Expiration Date may be withdrawn at any time prior to the Consent Expiration Date, but not thereafter.

        All Notes validly tendered in accordance with the procedures set forth under Item 7, "Procedures for Tendering Notes and Delivering Consents," and not withdrawn in accordance with the procedures set forth under Item 8, "Withdrawal of Tenders and Revocation of Consents," on or prior to the Tender Offer Expiration Date will, upon the terms and subject to the conditions hereof, including satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition, be accepted for purchase by the Company, and payments will be made therefor on the Payment Date.

        The Company, the Guarantors and the Trustee under the Indenture intend to execute a Supplemental Indenture with respect to the Indenture promptly after the Consent Expiration Date, but the Proposed Amendments with respect to the Indenture will not become operative unless and until the Notes issued thereunder are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly after the later of (i) the Tender Offer Expiration Date or (ii) subject to Rule 14e-1 under the Exchange Act, the satisfaction or waiver of the conditions to the Offer and Solicitation described herein. If the Offer is terminated or withdrawn, or the Notes are not accepted for purchase by the Company pursuant to the Offer, the Supplemental Indenture will not become operative, and no Tender Offer Consideration, Consent Payment or Total Consideration will be paid or payable with respect to the Offer or the Solicitation. If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Tender Offer Expiration Date or termination of the Offer.

        If the Requisite Consents are received and the Proposed Amendments have become operative with respect to the Notes, such Proposed Amendments will be binding on all non-tendering Holders of Notes. Accordingly, consummation of the Offer and the adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender in the Offer. See Item 2, "Certain Significant Considerations."

        The Company's obligation to accept, and pay for, Notes validly tendered pursuant to the Offer is conditioned upon satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition. Consent Payments to Holders who have validly consented to (and not revoked such Consents to) the Proposed Amendments on or prior to the Consent Expiration Date are conditioned upon the Company's acceptance of Notes for purchase pursuant to the Offer. Subject to applicable securities laws and the terms and conditions set forth in this Statement, the Company reserves the absolute right, in its sole discretion, on or prior to the Tender Offer Expiration Date, (i) to waive any and all conditions to the Offer or the Solicitation, (ii) to extend or terminate the Offer or the Solicitation or (iii) to otherwise amend the Offer or the Solicitation in any respect. See Item 9, "Conditions to the Offer and Solicitation." The rights reserved by the Company in this paragraph are in addition to the Company's rights to terminate the Offer described under Item 9, "Conditions to the Offer and Solicitation." Any extension, amendment or termination will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Tender Offer Expiration Date for the Offer. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

        If the Company extends the Offer, or if, for any reason (whether before or after any Notes have been accepted for purchase), the acceptance for payment of, or the payment for, Notes is delayed or if the Company is unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Notes on behalf of the Company, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Item 8, "Withdrawal of Tenders and Revocation of Consents." However, the ability of the Company to delay the payment for Notes that the Company has accepted for purchase is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

        If the Company makes a material change in the terms of the Offer or the Solicitation or the information concerning the Offer or the Solicitation, the Company will disseminate additional offering materials and extend the Offer or, if applicable, the Solicitation, to the extent required by law. If the Solicitation is amended on or prior to the Consent Expiration Date in a manner determined by the Company in its sole discretion to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and, if necessary, extend the Solicitation for a period deemed by the Company to be adequate to permit Holders to withdraw their Notes and revoke their Consents. If the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least ten business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, the Company may, if it deems appropriate, extend the Offer for any other reason. See Item 8, "Withdrawal of Tenders and Revocation of Consents."

2.     Certain Significant Considerations.

        The following considerations, in addition to the other information described elsewhere in this Statement, should be carefully considered by each Holder before deciding whether to participate in the Offer and the Solicitation.

        Effects of the Proposed Amendments.    If the Proposed Amendments become operative with respect to the Notes, the Notes that are not tendered and purchased pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture as modified by the Supplemental Indenture. As a result of the adoption of the Proposed Amendments to the Indenture, substantially all of the material restrictive covenants and certain events of default and related provisions contained in the Indenture will be eliminated and Holders of Notes not tendered will no longer be entitled to the benefits of such covenants, events of default and related provisions. The elimination of these covenants and other provisions will permit the Company to take certain actions previously prohibited that could increase the credit risks with respect to the Company, adversely affect the market price and credit rating of the remaining Notes or otherwise be materially adverse to the interest of Holders, which would otherwise not have been permitted pursuant to the Indenture, including, without limitation, the consummation of the Transactions, the incurrence of certain indebtedness, the payment of certain dividends and other payments and making certain investments. See Item 5, "Proposed Amendments."

        The Notes are currently redeemable. Subject to the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition, the Company currently intends, but is not obligated, to redeem following the Tender Offer Expiration Date all Notes not tendered and accepted for purchase pursuant to the Offer, in accordance with the terms and conditions of the Indenture. Until February 1, 2004, the Notes are redeemable at 102.438% of their face value, in accordance with the terms and conditions of the Indenture. The Offer does not constitute a call for redemption, which may be made at a later date upon the terms and conditions set forth in the Indenture.

        Limited Trading Market.    The Notes are not listed on any national or regional securities exchange. To the Company's knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the market price of the Notes. To the extent that Notes are tendered and accepted in the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the Notes that are not tendered and accepted for purchase more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors.

        Control by Sponsors.    Upon completion of the Transactions (as defined in Item 4, "Certain Information Concerning the Company; the Transactions"), affiliates of Trimaran Fund Management, L.L.C., a private asset management firm, and Bear Stearns Merchant Banking, the private equity affiliate of Bear, Stearns & Co. Inc., (collectively, the "Sponsors") will control a substantial majority of the common stock of the Company. The Sponsors will be able to elect a majority of the directors of the Company, appoint new management and approve any action requiring the vote of the outstanding common stock of the Company, including the amendment of the Company's certificate of incorporation, authorizing mergers or sales of substantially all of the Company's assets, among other things. The directors elected by the Sponsors will be able to make decisions affecting the Company's capital structure. The interests of the Sponsors may not in all cases be aligned with the interests of Holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of the equity holders of the Company might conflict with the interests of Holders of the Notes. In addition, equity holders of the Company may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to Holders of the Notes. Moreover, the Proposed Amendments would eliminate from the Indenture any restrictions on transactions with affiliates. The Sponsors will not be required to guarantee or assume any obligation with respect to the Notes. The Notes will continue to be obligations of the Company.

        Substantial Leverage and Payment Considerations.    Upon completion of the Transactions, the Company will be highly leveraged and will have significant debt obligations. The Company's substantial level of indebtedness increases the possibility that it may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of its indebtedness. The Company may incur additional debt from time to time to finance acquisitions, investments, joint ventures or for other purposes. The Company's substantial debt could have other important consequences for the Holders of the Notes. For example, the Company may be required to use a substantial portion, if not all, of its free cash flow from operations to pay principal and interest on its debt, and the level of debt may restrict the Company from raising additional financing on satisfactory terms to fund working capital needs, acquisitions, investments, joint ventures and other general corporate requirements. In addition, the Company's failure to comply with the financial and other restrictive covenants arising from its debt instruments, which are expected to, among other things, require the Company to maintain specified financial ratios and limit the Company's ability to incur debt and sell assets, could result in an event of default under such debt instruments that, if not cured or waived, could harm the Company's business or prospects and could result in bankruptcy. The Company cannot be certain that its earnings will be sufficient to allow it to pay principal and interest on its debt and meet its other obligations. If the Company does not have enough money, it may be required to refinance all or part of its existing debt, sell assets, borrow more money or raise more equity. There is no guarantee that the Company will be able to refinance its debt, sell assets, borrow money or raise more equity on acceptable terms or at all.

        Ability to Service the Notes.    The Transactions contemplate additional financings that will allow the Company, subject to specified conditions, to incur a significant amount of additional indebtedness. If the Company incurs additional debt above the levels expected to be in effect upon the completion of the Transactions, the risks associated with the Company's substantial leverage, including the ability to service its debt, would increase.

        Ability to Generate Cash.    The Company expects to obtain from its operations the cash necessary to make payments on the debt it will incur under the proposed financings for the Transactions, and to fund its working capital needs, acquisitions, investments, joint ventures and other general corporate requirements. The Company's ability to generate cash from operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Company. As a result, there can be no assurances that the Company will generate cash flow from operations, revenue growth and operating improvements on schedule or at all in amounts sufficient to enable the Company to service its debt and to fund its other liquidity needs. If the Company cannot service its debt, it will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing its debt or seeking additional equity capital. There can be no assurances that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing and future debt instruments may restrict the company from adopting any of these alternatives. Therefore, because of these and other factors beyond the control of the Company, the Company may be unable to pay the principal, premium, if any, interest or other amounts on the Notes.

        Fraudulent Transfer Considerations.    If in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the Company, a court were to find that, at the time the Notes were accepted for purchase (a) the Company purchased the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) the Company received less than reasonably equivalent value or fair consideration for the purchase price of the Notes and (ii) the Company (A) was insolvent or was rendered insolvent by reason of such purchase, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), then such court could find that the payment to tendering Holders involved the incurring of obligations or the transferring of interests in property deemed under applicable law to be fraudulent as against creditors (a "fraudulent conveyance"). To the extent such payment were deemed to be a fraudulent conveyance, there is a risk that tendering Holders would be ordered by a court to turn over to the Company's trustee in bankruptcy the consideration paid to them for their Notes.

        Preference Payments.    Separate and apart from any fraudulent conveyance attack, any payment made to Holders in consideration for their Notes may also be subject to challenge as a preference if such payment: (i) is made within ninety days prior to a bankruptcy filing by the Company; (ii) is made when the Company is insolvent; and (iii) permits the Holders to receive more than they otherwise might receive in a liquidation of the Company pursuant to Chapter 7 of the United States Bankruptcy Code. If such payment were deemed to be a preference, such payment could be recovered by the

Company's trustee in bankruptcy and Holders would be restored to their previous positions as unsecured creditors of the Company.

3.     Purpose of the Offer and the Solicitation.

        The principal purpose of the Offer, which is conditioned upon, among other things, the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition, is to acquire all outstanding Notes in connection with the Transactions, including the Merger. The principal purpose of the Solicitation and the Proposed Amendments is to eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture in order to permit the Company to consummate the Transactions, including the Merger.

        The Notes are currently redeemable. Subject to the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition, the Company currently intends, but is not obligated, to redeem following the Tender Offer Expiration Date all Notes not tendered and accepted for purchase pursuant to the Offer, in accordance with the terms and conditions of the Indenture. Until February 1, 2004, the Notes are redeemable at 102.438% of their face value, in accordance with the terms and conditions of the Indenture. The Offer does not constitute a call for redemption, which may be made at a later date upon the terms and conditions set forth in the Indenture.

        After the Tender Offer Expiration Date, the Company and its affiliates may also (i) from time to time, acquire any Notes not tendered and accepted for purchase pursuant to the Offer (through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer or redemption, if any, and could be for cash or other consideration, or (ii) seek to defease or satisfy and discharge the Indenture.

4.     Certain Information Concerning the Company; the Transactions.

        Business.    We are the largest manufacturer and distributor of packaged ice in the United States serving approximately 73,000 customer locations in 31 states and the District of Columbia under the Reddy Ice™ brand name. Our sales are more than four times that of any other packaged ice supplier. We have the leading market position in the majority of the local and regional ice markets in which we operate, and we estimate that over 80% of our ice sales are in markets where we are the market leader. Our principal product is ice packaged in seven- to fifty-pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. In 2002, we sold the equivalent of over 420 million seven-pound bags of ice. Our products are primarily sold throughout the southern United States (the "Sun Belt"), one of the most attractive regions in the country for packaged ice sales due to warm weather, extended peak selling seasons and favorable population growth patterns. We believe population growth is one of the primary drivers for growth in demand for packaged ice and we operate in 12 of the 15 fastest growing metropolitan areas in the United States. In addition, our broad geographic reach helps insulate us from the impact of cool or rainy weather in any particular region. No other manufacturer and distributor of packaged ice in the United States has the geographic presence, infrastructure or capacity necessary to meet the multi-state demands of customers in our markets.

        We produce ice in cube, half-moon, cylindrical, crushed and block forms and provide our customers with a variety of delivery options to meet their specific needs. In addition to the manufacture and distribution of packaged ice in small bags (typically seven pounds), we sell medium bags (16 to 20 pounds) and 10 pound block bags to our retail customer base which primarily consists of supermarkets, mass merchants and convenience stores. We also sell ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers and block ice in 10, 25 and 300 pound sizes to our commercial, agricultural and industrial customers. A portion of our products are sold through distributors who deliver ice to our customers on our behalf as well as resell ice to their own customers.

        The Acquisition and Merger.    Trimaran Fund Management, L.L.C. and Bear Stearns Merchant Banking (collectively, the "Sponsors") have formed CAC Holdings Corp., a Delaware corporation ("Parent") as an investment vehicle for purposes of completing the merger and related transactions. On May 12, 2003, Parent and Cube Acquisition Corp., a wholly owned subsidiary of Parent ("Cube Acquisition") entered into a definitive merger agreement (the "Merger Agreement") with the Company pursuant to which Cube Acquisition will merge with and into the Company, with the Company surviving as the continuing company (the "Merger"). If the Company's shareholders approve the Merger, Cube Acquisition will thereafter merge with and into the Company. Simultaneously with the closing of the Merger, the Company will change its name to Reddy Ice Group, Inc.

        Our Sponsors.    Trimaran Fund Management, L.L.C. is a private asset management firm, headquartered in New York. Trimaran Fund Management, L.L.C. is the investment manager to Trimaran Fund II, a $1.0 billion private equity fund dedicated to leveraged buyouts, recapitalizations and growth capital investments in middle-market companies throughout the United States and Western Europe. Trimaran manages in excess of $1.5 billion of equity capital and since 1995 has invested in more than 60 portfolio companies.

        Bear Stearns Merchant Banking, the private equity affiliate of Bear, Stearns & Co. Inc., currently manages Bear Stearns Merchant Banking Partners II, a $1.5 billion private equity fund. Bear Stearns Merchant Banking invests private equity capital in leveraged buyouts, recapitalizations and growth capital opportunities alongside experienced management teams. Bear Stearns Merchant Banking currently manages a $1.7 billion equity capital pool and, since its inception in 1997, has been an investor in 29 portfolio companies.

        Financing the Merger.    The estimated total amount of funds necessary to consummate the Merger and the related transactions will be approximately $478.6 million, (assuming the Merger is consummated on July 31, 2003) consisting of (i) approximately $76.8 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options and warrants, (ii) approximately $328.4 million to fund the repayment of substantially all existing indebtedness of the Company, (iii) approximately $36.1 million to fund the redemption or repurchase of all of the Company's outstanding preferred stock, (iv) approximately $9.5 million to fund the purchase of certain leased equipment, (v) approximately $2.3 million to fund change of control payments and restricted stock grants to certain members of the Company's management and (vi) approximately $25.5 million to pay transaction fees and expenses. Parent and Cube Acquisition expect to finance the Merger with the following:

  •
  a cash equity contribution to Parent of approximately $189.1 million, subject to adjustment in connection with any discount received by the Company, in connection with the redemption or repurchase of its outstanding preferred stock, or in connection with earnings shortfalls or timing changes in the working capital of the Company, by the Sponsors or one or more funds or affiliates of the Sponsors, which shall be designated by the respective Sponsor, including an aggregate amount of $3.5 million from certain management investors;

  •
  borrowings under the Company's proposed new $170.0 million senior credit facilities (the "Credit Facility"), which the Company currently expects will include a $135.0 million term loan facility and a $35.0 million revolving credit facility and which the Company expects will close concurrently with the consummation of the Merger;

  •
  the proceeds from the issuance of $150.0 million of unsecured senior subordinated notes pursuant to an offering exempt from registration under the Securities Act of 1933 (the "New Notes"); and

  •
  if the New Notes have not been issued by the closing date of the Merger, a bridge loan, pursuant to an unsecured senior subordinated credit facility in the amount of $150.0 million in which Credit Suisse First Boston, acting through its Cayman Islands branch, would act as Administrative Agent and Canadian Imperial Bank of Commerce and Bear Stearns Corporate

    Lending, Inc. would act as Co-Syndication Agents, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. (the "Bridge Facility").

        It is a condition to the completion of the Merger that Parent and Cube Acquisition have received or have available the proceeds of the financing for the Merger contemplated by the existing commitment letter from Credit Suisse First Boston, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. with respect to the Credit Facility and the Bridge Facility, or other financing which is on terms substantially similar to or better than those set forth in the commitment letter, including but not limited to funds sufficient, in conjunction with the proceeds from equity investments in Parent, to (i) purchase and pay the merger consideration; (ii) pay all fees and expenses in connection with the Merger and the transactions contemplated thereby; (iii) redeem the Notes in accordance with their terms; (iv) repay the outstanding principal amount and accrued interest under the Company's existing credit facility; and (v) repay the liquidation preference and accrued dividends under the terms of the Company's existing preferred stock.

        Pursuant to the commitment letter, the lenders' agreements to provide funding for the Merger may be terminated for several reasons, including any of the following:

  •
  if the terms of the solicitation of proxies, contribution of equity to Parent, the Merger and the proposed funding of the Merger are materially altered;

  •
  if any material information relating to the Merger and related transactions is misleading in any material respect;

  •
  if the transactions relating to the Merger are not in full compliance with legal requirements;

  •
  if any material adverse change occurs in the Company's assets, liabilities, conditions, results of operations, business or prospects; or

  •
  if there is a disruption of or adverse change in financial, banking or capital market conditions that materially impairs or could reasonably be expected to impair the satisfactory syndication of any portion of the proposed Credit Facility, the Bridge Facility or marketing of the New Notes.

        The Company's obligation to effect the Merger is subject to the satisfaction of each condition precedent listed below, unless waived in writing by the Company:

  •
  each of the representatives and warranties of Parent and Cube Acquisition must be accurate and complete as of the closing in all material respects and Parent and Cube Acquisition must have performed and complied with all of their covenants in all material respects;

  •
  the Merger shall have been approved and adopted by the Company's shareholders; and

  •
  all of the Company's obligations and liabilities under its existing credit facilities shall have been fully satisfied and released.

        The Merger, the investment by the Sponsors and their affiliates and certain management investors, the availability of the Credit Facility, the offering of the New Notes or the issuance of the Bridge Facility, the payment of the consideration under the Merger Agreement, the payments in respect of the cancellation of stock options and warrants, the payment of accrued interest, the redemption of all of our outstanding preferred stock, the purchase of certain leased equipment, the payment of change of control payments to management, the repurchase or redemption of the Notes and the payment of all related transaction fees and expenses are collectively referred to herein as the "Transactions." There can be no assurance that any of the Transactions will be completed on the terms anticipated on or prior to the Tender Offer Expiration Date, or at all.

5.     Proposed Amendments.

        If you tender any Notes you will, by the act of tendering, be consenting to the Proposed Amendments, as set forth in Annex A hereto.

        Amendments to Sections 3.01, 3.03 and 3.08.    The Proposed Amendments would modify Sections 3.01, 3.03 and 3.08 by allowing a minimum notice period of three Business Days, rather than 30 days, for the redemption of the Notes.

        Deletion of Covenants in Articles 4 and 5 of the Indenture.    The Proposed Amendments would eliminate the following restrictive covenants and events of default in the Indenture, and would make certain other changes in the Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references:

Section Reference	Description of Provision
Section 4.02	Maintenance of Office or Agency
Section 4.03	Limitation on Restricted Payments
Section 4.04	Limitation on Indebtedness
Section 4.05	Corporate Existence
Section 4.06	Payment of Taxes and Other Claims
Section 4.07	Maintenance of Properties and Insurance
Section 4.08	Compliance Certificate; Notice of Default; Tax Information
Section 4.09	Compliance with Laws
Section 4.10	SEC Reports
Section 4.11	Waiver of Stay, Extension or Usury Laws
Section 4.12	Limitation on Transactions with Affiliates
Section 4.13	Limitation on Conduct of Business
Section 4.14	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.15	Limitation on Liens
Section 4.17	Asset Sales
Section 4.18	Limitation on Issuances and Sales of Capital Stock of Subsidiaries
Section 4.19	Limitation on Status as Investment Company
Section 4.20	Sale and Leaseback Transactions
Section 5.01	Mergers, Consolidations and Sales of Assets

        Amendment to Section 6.01.    The Proposed Amendments would delete in their entirety the Events of Default set forth in clauses (3), (4), (5), (6) and (7) of Section 6.01 and revise the Events of Default set forth in clause (8) of Section 6.01.

        The Proposed Amendments constitute a single proposal and a consenting Holder must consent to such Proposed Amendments as an entirety and may not consent selectively with respect to certain of such Proposed Amendments.

        If the Proposed Amendments are adopted and the Offer is consummated, Notes that are not tendered, or that are not accepted for purchase pursuant to the Offer, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture. If the Proposed Amendments become operative, the restrictive covenants of the Indenture will be substantially less restrictive and will afford less protection to Holders than those covenants currently set forth in the Indenture.

        Pursuant to the terms of the Indenture, the Proposed Amendments to the Indenture require the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, excluding for such purposes any Notes owned by the Company or any of its affiliates. The aggregate outstanding principal amount of Notes was $255.0 million (excluding any Notes owned by the Company or its affiliates), as of June 30, 2003.

        The valid tender by a Holder of Notes pursuant to the Offer on or prior to the Consent Expiration Date will be deemed to constitute the giving of a Consent by such Holder to the Proposed

Amendments. The Company is not soliciting and will not accept Consents from Holders who are not tendering their Notes pursuant to the Offer.

6.     Acceptance for Payment and Payment for Notes; Acceptance of Consents.

        Upon the terms and subject to the conditions of the Offer and the Solicitation (including, if the Offer or the Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offer on or prior to the Tender Offer Expiration Date and for all Consents validly delivered (and not revoked) pursuant to the Solicitation on or prior to the Consent Expiration Date. Such payment will be made by the deposit with the Depositary of the Tender Offer Consideration and the Consent Payment, if applicable, plus accrued and unpaid interest up to, but not including, the Payment Date, in immediately available funds by the Company promptly after the Tender Offer Expiration Date so that the payment of the Tender Offer Consideration or the Total Consideration, as applicable, together with such accrued and unpaid interest may be made to tendering Holders on such Payment Date. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. Under no circumstances will interest on the Tender Offer Consideration or the Total Consideration, as applicable, be paid by the Company by reason of any delay on behalf of the Depositary in making such payment.

        The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law. See Item 9, "Conditions to the Offer and Solicitation." In all cases, payment by the Depositary to Holders of the Tender Offer Consideration for Notes accepted for purchase pursuant to the Offer or the Consent Payment for Consents validly delivered on or prior to the Consent Expiration Date will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a bookentry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under Item 7, "Procedures for Tendering Notes and Delivering Consents," (ii) a properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof) and (iii) any other documents required by the Consent and Letter of Transmittal, as applicable.

        For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which the Company has waived such defect) will be deemed to have been accepted for purchase by the Company if, as and when the Company gives oral or written notice thereof to the Depositary. For purposes of the Solicitation, Consents delivered to the Depositary will be deemed to have been accepted by the Company if, as and when the Company, the Guarantors and the Trustee execute the Supplemental Indenture promptly after the Consent Expiration Date, but the Consent Payment will not be payable unless and until the Company has accepted the Notes for purchase pursuant to the Offer.

        If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) unless otherwise requested by such Holder under "Special Delivery Instructions" in the Consent and Letter of Transmittal, promptly following the Tender Offer Expiration Date or termination of the Offer.

        The Company reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer or prejudice the rights of tendering Holders to receive the Tender Offer Consideration or the Total Consideration, as applicable, pursuant to the Offer and the Solicitation.

        It is a condition precedent to the Company's obligation to purchase Notes pursuant to the Offer that, among other conditions, the Merger Condition and the Financing Condition shall have been satisfied and the Supplemental Indenture shall have been executed. It is a condition subsequent to the Proposed Amendments becoming operative with respect to the Notes that the Company accept for payment all Notes validly tendered (and not withdrawn) pursuant to the Offer (in which event, the Company will be obligated to promptly pay the Tender Offer Consideration or the Total Consideration, as applicable, for the Notes so accepted). See Item 9, "Conditions to the Offer and Solicitation."

7.     Procedures for Tendering Notes and Delivering Consents.

        Holders will not be entitled to receive the Total Consideration, plus accrued and unpaid interest up to, but not including, the Payment Date, unless they BOTH tender their Notes pursuant to the Offer AND deliver Consents to the Proposed Amendments on or prior to 5:00 P.M., New York City time, on the Consent Expiration Date. The tender of Notes pursuant to the Offer and in accordance with the procedures described below will constitute (i) a tender of the Notes and (ii) the delivery of a Consent by such Holder with respect to such Notes (if such tender is on or prior to the Consent Expiration Date). The Company is not soliciting and will not accept Consents to the Proposed Amendments from Holders who are not tendering their Notes pursuant to the Offer, and, on or prior to the Consent Expiration Date, will not accept tenders of Notes from Holders who do not deliver their Consents pursuant to the Solicitation. Holders who tender after the Consent Expiration Date will receive only the Tender Offer Consideration, plus accrued and unpaid interest on their Notes up to, but not including, the Payment Date.

        The method of delivery of Notes and Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering the Consent and Letter of Transmittal and, except as otherwise provided in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Consent Expiration Date or the Tender Offer Expiration Date, as applicable, to permit delivery to the Depositary on or prior to such date.

        Tender of Notes and Delivery of Consents.    The tender by a Holder of Notes and delivery of Consents (and subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein, in the Consent and Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        The procedures by which Notes may be tendered and Consents given by beneficial owners who are not registered Holders will depend upon the manner in which the Notes are held.

        Tender of Notes Held in Physical Form.    To effectively tender Notes held in physical form (and deliver the related Consents), a properly completed Consent and Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Consent and Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Statement and certificates representing such Notes must be received by the Depositary at such address on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, as applicable. A tender of Notes may also be effected through the deposit of Notes with DTC and making book-entry delivery as described below; however, a completed and executed Consent and Letter of Transmittal is still required to effectuate the valid delivery of Consents with respect to such Notes. After the Consent Expiration Date, a tendering Holder may comply with the guaranteed delivery procedure set forth below if such Holder is unable to tender Notes on or prior to the Tender

Offer Expiration Date. However, the guaranteed delivery procedure set forth below may not be used to tender Notes or deliver Consents on or prior to the Consent Expiration Date. In order to receive both the Consent Payment and the Tender Offer Consideration, the Notes (unless the tender is effected through the deposit of Notes with DTC and by making book-entry delivery as described below) and the Consent and Letter of Transmittal must be received by the Depositary prior to 5:00 P.M., New York City time, on the Consent Expiration Date. Consents and Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to the Company, the Information Agent, the Dealer Managers or the Trustee.

        If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to tender the Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instrument(s) of transfer guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Notes on or prior to the Consent Expiration Date, the Holder or Holders of such Notes must sign a valid proxy pursuant to the Consent and Letter of Transmittal, because Notes may not be tendered on or prior to such Consent Expiration Date without also consenting to the Proposed Amendments, and only registered Holders as of the date of delivery of the Consent and Letter of Transmittal are entitled to deliver Consents.

        Tender of Notes Held Through a Custodian.    Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver Consents should contact the registered Holder promptly and instruct such Holder to tender Notes and deliver Consents on such beneficial owner's behalf. A Letter of Instructions is enclosed in the solicitation materials provided along with this Statement, which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes and deliver Consents. If such beneficial owner wishes to tender such Notes and deliver Consents himself, such beneficial owner must, prior to completing and executing the Consent and Letter of Transmittal and delivering such Notes, either make appropriate arrangement to register ownership of the Notes in such beneficial owner's name (if permitted) or otherwise follow the procedures described in the immediately preceding paragraph. The transfer of record ownership (if permitted) may take considerable time.

        Tender of Notes Held Through DTC.    To effectively tender Notes (and deliver the related Consents) that are held through DTC, DTC participants should either (i) properly complete and duly execute the Consent and Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Consent and Letter of Transmittal, and mail or deliver the Consent and Letter of Transmittal and such other documents to the Depositary or (ii) electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible, followed by a properly completed and duly executed Consent and Letter of Transmittal delivered to the Depositary to effectuate the delivery of the related Consent. Upon receipt of such Holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message (as defined below) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below, but such guaranteed delivery procedures may only be used for tenders of Notes after the Consent Expiration Date.

        Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Consent Expiration Date or on or prior to the Tender Offer Expiration Date, as the case may be (accompanied by a properly completed and duly executed Consent and Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Total Consideration or the Tender Offer

Consideration, as applicable. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

        In order to validly deliver a Consent with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the Consent and Letter of Transmittal and deliver it to the Depositary. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a Consent to the Proposed Amendments as though it were the registered Holder by so completing, executing and delivering the Consent and Letter of Transmittal.

        Book-Entry Delivery Procedures.    The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Consent and Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Statement on or prior to the Consent Expiration Date or the Tender Offer Expiration Date, as the case may be, in connection with the tender of such Notes. Holders tendering on or prior to the Consent Expiration Date must also consent to the related Proposed Amendments by completing, executing and timely delivering the Consent and Letter of Transmittal (or a manually signed facsimile thereof) to the Depositary. Holders tendering after the Consent Expiration Date but on or prior to the Tender Offer Expiration Date may validly tender Notes by complying with the guaranteed delivery procedure described below. Holders who tender Notes after the Consent Expiration Date will receive only the Tender Offer Consideration and will not be entitled to the Consent Payment. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Consent and Letter of Transmittal and agree to be bound by the terms of the Consent and Letter of Transmittal and the Company may enforce such agreement against such participants.

        Signature Guarantees.    Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Notes tendered and Consents delivered thereby are tendered and delivered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Consent and Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for purchase or not tendered are to be returned to a person other than the registered Holder, then the signature on the Consent and Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 6 of the Consent and Letter of Transmittal.

        Mutilated, Lost, Stolen or Destroyed Certificates.    If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Notes at the following address: U.S. Bank National Association, Attn: Specialized Finance Department, 180 East Fifth Street, St. Paul, Minnesota 55101.

        Guaranteed Delivery.    If a Holder desires to tender Notes pursuant to the Offer after the Consent Expiration Date and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder's Consent and Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary on or prior to the Tender Offer Expiration Date or (c) the procedures for book-entry transfer (including delivery of an Agent's Message) cannot be completed on or prior to the Tender Offer Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Tender Offer Expiration Date if all the following conditions are satisfied:

  (i)
  the tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Depositary on or prior to the Tender Offer Expiration Date as provided below; and

  (iii)
  the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), together with a Consent and Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal or a properly transmitted Agent's Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Under no circumstances will interest be paid by the Company by reason of any delay in making payment to any person using the guaranteed delivery procedures. The Tender Offer Consideration for the Notes tendered pursuant to the guaranteed delivery procedures will be the same as for the Notes delivered to the Depositary after the Consent Expiration Date and on or prior to the Tender Offer Expiration Date, even if the Notes to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Notes is not made, until after the Payment Date. Holders should be aware that, on or prior to the Consent Expiration Date, tenders of Notes and the related Consents cannot be delivered using the guaranteed delivery process and that use of the guaranteed delivery process could result in a tender of Notes being defective.

        Holders who tender Notes after the Consent Expiration Date will receive only the Tender Offer Consideration, plus accrued and unpaid interest up to, but not including, the Payment Date, and will not be entitled to the Consent Payment. Notwithstanding any other provision hereof, payment of the Tender Offer Consideration for Notes tendered and accepted for purchase pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of the tendered Notes (or Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above) and a Consent and Letter of Transmittal (or manually signed facsimile thereof) with respect to such

Notes, properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal, or a properly transmitted Agent's Message.

        Backup Withholding.    To prevent backup withholding tax, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing IRS Form W-9 included in the Consent and Letter of Transmittal or provide such adequate basis for an exemption from backup withholding. See Item 10, "Certain U.S. Federal Income Tax Consequences."

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or delivery of Consents pursuant to any of the procedures described above will be determined by the Company in the Company's sole discretion (whose determination shall be final and binding). The Company expressly reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of any Notes or delivery of Consents determined by it not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, subject to applicable law, to waive or amend any of the conditions of the Offer and the Solicitation or to waive any defect or irregularity in any tender with respect to Notes or delivery of Consents of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Offer and the Solicitation (including the Consent and Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Company, the Depositary, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Tender Offer Consideration plus accrued and unpaid interest up to, but not including, the Payment Date and, if applicable, the Consent Payment.

8.     Withdrawal of Tenders and Revocation of Consents.

        Notes tendered on or prior to the Consent Expiration Date may be withdrawn at any time on or prior to the Consent Expiration Date, but not thereafter, except in the limited circumstances described below. Consents may be revoked at any time on or prior to the Consent Expiration Date, but not thereafter, except in the limited circumstances described below. Notes tendered subsequent to the Consent Expiration Date and on or prior to the Tender Offer Expiration Date may not be withdrawn, except in the limited circumstances described below. A valid withdrawal of tendered Notes effected on or prior to the Consent Expiration Date will constitute the concurrent valid revocation of such Holder's related Consent. Consents may not be revoked and tenders of Notes made on or prior to the Consent Expiration Date may not be withdrawn after the Consent Expiration Date except in the limited circumstances described below. In order for a Holder to revoke a Consent, such Holder must withdraw the related tendered Notes. Tenders of Notes may be validly withdrawn if the Offer is terminated without any Notes being purchased thereunder. In the event of such a termination, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), and the Proposed Amendments contained in the Supplemental Indenture will not become operative (other than with respect to certain matters relating to the revocation of consents to amendments, supplements or waivers to the Indenture, including revocation of the Consents). If the Solicitation is amended on or prior to the Consent Expiration Date in a manner determined by the Company, in its sole discretion, to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and, if necessary, extend the Solicitation for a period deemed by the Company to be adequate to permit Holders of the Notes to withdraw their Notes and revoke their Consents. In addition, the Company may, if it deems appropriate, extend the Solicitation for any other reason. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional Offer materials and extend the Offer to the extent required by law. If the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least 10 business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, the Company may, if it deems appropriate, extend the Offer for any other reason.

        For a withdrawal of Notes tendered on or prior to the Consent Expiration Date and the revocation of Consents to be effective, a written or facsimile transmission notice of withdrawal or revocation must be received by the Depositary on or prior to the Consent Expiration Date at its address set forth on the back cover of this Statement. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn or to which the revocation of Consents relates, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or the related Consent was given, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and/or revoking such Consent and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected.

        Any valid revocation of a Consent will automatically render the prior tender of the Notes to which such Consent relates defective, and the Company will have the right, which it may waive, to reject such tender as invalid. Any permitted withdrawal of Notes and revocation of Consents may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of the Offer and the Solicitation; provided, however, that validly withdrawn Notes may be re-tendered and revoked Consents may be re-delivered by again following one of the appropriate procedures described herein at any time on or prior to the Consent Expiration Date for Consents and the Tender Offer Expiration Date for tenders.

        If the Company extends the Offer or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Company and may not be withdrawn (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this Item 8.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and revocation of Consents will be determined by the Company, in the Company's sole discretion (whose determination shall be final and binding). None of the Company, the Depositary, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of Consents, or incur any liability for failure to give any such notification.

9.     Conditions to the Offer and Solicitation.

        Notwithstanding any other provisions of the Offer and the Solicitation and in addition to (and not in limitation of) the Company's rights to extend and/or amend the Offer and the Solicitation, the Company shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, or payment for, any tendered Notes, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Offer and Solicitation, if any of the Merger Condition, the Financing Condition or the Supplemental Indenture Condition shall not have been satisfied.

        The "Merger Condition" shall mean the consummation of the Merger in accordance with the Merger Agreement. There can be no assurance that any of the Transactions, including the Merger, will be completed on the terms anticipated on or prior to the Tender Offer Expiration Date, if at all. See Item 4, "Certain Information Concerning the Company; the Transactions."

        The "Financing Condition" shall mean that funding under the Credit Facility, the equity investment by the Sponsors and their affiliates and certain management investors and receipt of the proceeds by the Company from the offering of the New Notes, or any substitute debt financing, in each case in the amounts and on terms and conditions satisfactory to the Company, shall have been obtained or been consummated. There can be no assurances that the Financing Condition will be satisfied on or prior to the Tender Offer Expiration Date, if at all. See Item 4, "Certain Information Concerning the Company; the Transactions."

        The "Supplemental Indenture Condition" with respect to the Offer shall mean receipt of the Requisite Consents with respect to the Proposed Amendments and the execution of the Supplemental Indenture. The Company's obligation to make Consent Payments to Holders who have validly consented to (and not revoked such Consents to) the Proposed Amendments on or prior to the Consent Expiration Date is conditioned upon its acceptance of all Notes validly tendered (and not withdrawn) pursuant to the Offer. It is also a condition subsequent to the Proposed Amendments becoming operative that the Company accept for payment all Notes validly tendered (and not withdrawn) pursuant to the Offer.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company as to the Offer and Solicitation, in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether any other condition of such Offer and Solicitation is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

        Notwithstanding any other provisions of the Offer and the Solicitation, the Company has the right, in its sole discretion, to terminate the Offer or the Solicitation, at any time. In such event, the Company will provide notice by public announcement.

10.   Certain U.S. Federal Income Tax Consequences.

        The following is a general discussion of certain U.S. federal income tax consequences of (i) the Offer and the Solicitation and (ii) the retention of Notes and the adoption of the Proposed Amendments. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion is for general information only and does not address all of the tax consequences that may be relevant to specific Holders in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax laws (such as banks, other financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the U.S. dollar). This discussion does not address the U.S. state and local or non-U.S. tax consequences relating to the Offer and the Solicitation or the retention of Notes and the adoption of the Proposed Amendments. This discussion also assumes that the Notes are held as capital assets.

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

  (i)
  an individual who is a citizen or resident of the United States;

  (ii)
  a corporation created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia;

  (iii)
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or

  (iv)
  a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

        The term "Non-U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a non-resident alien or a corporation, trust or estate that is not a U.S. Holder.

        HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO TENDERING THE NOTES PURSUANT TO THE OFFER OR RETAINING THE NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

        THE COMPANY HAS NOT SOUGHT ANY RULING FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO THE STATEMENTS MADE AND THE CONCLUSIONS REACHED IN THIS DISCUSSION, AND THERE CAN BE NO ASSURANCE THAT THE IRS WILL AGREE WITH SUCH STATEMENTS AND CONCLUSIONS.

  Tendering U.S. Holders.

        Tenders of Notes Pursuant to the Offer.    In general, a U.S. Holder who receives cash in exchange for Notes pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount of cash received in exchange for such Notes, excluding cash attributable to accrued interest, which accrued interest will be taxable as ordinary income to the extent not previously reported as income, and (ii) such U.S. Holder's adjusted tax basis in such Notes at the time of the disposition.

        Subject to the discussion of market discount below, any gain or loss so recognized will generally be capital gain or loss and be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations. Subject to a statutory de minimis exception, a U.S. Holder who has acquired a Note with market discount will generally be required to treat a portion of such gain as ordinary income (rather than capital gain) to the extent of the market discount accrued to the date of the disposition, less any accrued market discount previously reported as ordinary income. Market discount is generally the amount by which the principal amount of a Note exceeds the U.S. Holder's tax basis in such Note immediately after its acquisition.

        Consent Payment.    The tax treatment of the receipt of a Consent Payment by a U.S. Holder whose Notes are purchased pursuant to the Offer is subject to uncertainty because there are no authorities that directly address the treatment of such payment. The Consent Payment may be treated as additional consideration for the Notes, in which case the Consent Payment would be treated as part of the amount paid to such U.S. Holder in respect of its tendered Notes, as provided in the discussion under the caption "Tendering U.S. Holders Tenders of Notes Pursuant to the Offer." Alternatively, the Consent Payment may be treated as a separate fee that would be subject to tax as ordinary income. The Company intends to treat the Consent Payment as additional consideration for the Notes. There can be no assurance, however, that the IRS will not successfully assert a contrary position.

        Backup Withholding and Information Reporting.    In general, backup withholding and information reporting will apply to payments, including the Consent Payment, made to a U.S. Holder pursuant to the Offer. Federal income tax laws require that a U.S. Holder whose tendered Notes are accepted for purchase provide the Depositary with such U.S. Holder's correct taxpayer identification number ("TIN") (which, in the case of a U.S. Holder who is an individual, is generally his or her social security number), and certain other information and certifications, or otherwise establish a basis for exemption from backup withholding. Exempt U.S. Holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements. A U.S. Holder who does not provide the Depositary with its correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS").

        If the Depositary is not provided with the correct TIN or an adequate basis for exemption, the U.S. Holder may be subject to a backup withholding tax imposed on the proceeds from the Offer at a current rate of 30%. If withholding results in an overpayment of taxes, the U.S. Holder may obtain a refund or credit if the required information is provided to the IRS.

  Tendering Non-U.S. Holders.

        Tenders of Notes Pursuant to the Offer.    Generally, a Non-U.S. Holder will not be subject to U.S. federal withholding tax on the gain realized upon the receipt of cash in exchange for Notes pursuant to the Offer (other than cash attributable to accrued interest, which shall be treated as described below under "Accrued Interest"). Such gain also generally will not be subject to U.S. federal income tax, unless (i) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied or (ii) such gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States. If the first exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation could also be subject to a 30% branch profits tax (or at a reduced rate under an applicable income tax treaty).

        Accrued Interest.    Payments of accrued interest to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that the Depositary has received or receives appropriate documentation (generally a properly executed IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person, unless:

  (i)
  the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote,

  (ii)
  the Non-U.S. Holder is a controlled foreign corporation (within the meaning of the Code) that is related to the Company through stock ownership,

  (iii)
  such interest is effectively connected with the conduct by the Non-U. S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. citizen or corporation, as applicable, but not withholding tax and if the Non-U.S. Holder is a corporation it may be subject to a 30% branch profits tax).

        A Non-U.S. Holder that does not qualify for exemption from withholding tax because of clause (i) or (ii) above will generally be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate under an applicable income tax treaty) on payments of accrued interest.

        Consent Payment.    It is unclear whether U.S. federal income or withholding tax is applicable to the payment of a Consent Payment to a Non-U.S. Holder. The Company intends to treat the Consent Payment as additional consideration for the Notes (the tax treatment of which is the same as discussed above in "Tenders of Notes Pursuant to the Offer"). However, there can be no assurance that the IRS will not attempt to treat the Consent Payment as a separate fee, which generally would be subject to U.S. federal withholding tax (if such fee is not effectively connected with a U.S. trade or business) or federal income tax on a net basis at ordinary income rates and possibly branch profits tax (if such fee is effectively connected with a U.S. trade or business).

        Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any U.S. withholding tax.

        Backup Withholding and Information Reporting.    In general, backup withholding and information reporting will not apply to payments, including the Consent Payment, made to a Non-U.S. Holder pursuant to the Offer if, among other conditions, such Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. A Non-U.S. Holder may generally establish such an exemption by properly filing IRS Form W-8BEN. The Company must nevertheless report to the IRS and to each Non-U.S. Holder any amount subject to withholding, including in particular the Consent Payment, and the rate of withholding (if any) applicable to such Non-U.S. Holder.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will generally be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability if the Non-U.S. Holder follows the required procedures.

  Non-Tendering Holders.

        Under applicable Treasury Regulations, a modification of a debt instrument will be treated as a deemed exchange upon which gain or loss is realized for U.S. federal income tax purposes if the modified debt instrument differs materially either in kind or in extent from the original debt instrument, even if no actual exchange of the debt instrument occurs. A modification of a debt instrument will not be treated as a "significant modification" and, as a result, will not be treated as a deemed exchange unless, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is "economically significant." Although the Treasury Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification, not all of the Proposed Amendments may be considered as accounting or financial covenants.

        The Company intends to treat the adoption of the Proposed Amendments as not causing a significant modification of the Notes under the Treasury Regulations and therefore the adoption of the Proposed Amendments should not result in a deemed exchange of the Notes by the Holders for U.S. federal income tax purposes. Although we believe our position to be correct, we can give no assurance that the IRS could not successfully assert that a Holder should be deemed to have made a taxable exchange.

11.   The Dealer Managers, the Information Agent and the Depositary.

        Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp. have been engaged to act as Dealer Managers and Solicitation Agents in connection with the Offer and the Solicitation. In such capacity, the Dealer Managers may contact Holders regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes.

        The Company has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws.

        The Dealer Managers and their respective affiliates have provided and will continue to provide investment banking and commercial banking services to the Company and its affiliates. In particular, affiliates of the Dealer Managers are lenders under the Company's existing credit facility and are expected to be lenders and agents under the new Credit Facility and will receive customary fees relating thereto. In addition, the Dealer Managers are acting as the joint book-running managers in connection with the issuance of the New Notes by the Company.

        Affiliates of Bear, Stearns & Co. Inc. and certain entities associated with CIBC World Markets Corp. will beneficially own approximately 98.1% of our outstanding shares of common stock following the Merger. These affiliates of Bear, Stearns & Co. Inc. and associated entities of CIBC World Markets Corp. have the right to designate six of our directors.

        At any given time, the Dealer Managers and Solicitation Agents may trade the Notes of the Company for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes.

        Any Holder that has questions concerning the terms of the Offer or the Solicitation may contact any of the Dealer Managers at its address and telephone number set forth on the back cover of this Statement.

        Georgeson Shareholder has been appointed the Information Agent (the "Information Agent") for the Offer and the Solicitation. Questions and requests for assistance or additional copies of this Statement, the Consent and Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Statement. Holders may also contact any of the Dealer Managers at its address and telephone number set forth on the back cover of this Statement or their broker, dealer, commercial bank or trust company for assistance concerning the Offer and the Solicitation.

        U.S. Bank National Association has been appointed as Depositary for the Offer and the Solicitation. Consents and Letters of Transmittal and all correspondence in connection with the Offer and Solicitation should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Statement. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Trustee at the following address: Bank of New York Trust Company of Florida, N.A., Plaza of the Americas, Corporate Trust Division, 600 North Pearl Street, Suite 420, Dallas, Texas 75201.

12.   Fees and Expenses.

        The Company will pay the Dealer Managers, the Depositary and the Information Agent reasonable and customary fees for their respective services and will reimburse them for their respective reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related materials to the beneficial owners of the Notes.

13.   Source and Amount of Funds.

        The total amount of funds required by the Company to pay the Total Consideration plus accrued and unpaid interest up to, but not including, the Payment Date, is approximately $273,966,900 (assuming 100% of the Notes are tendered and accepted for purchase in the Offer, 100% of the Consents are delivered in the Solicitation on or prior to the Consent Expiration Date, the Offer expires on July 31, 2003 and the Payment Date is August 1, 2003). The Company expects to obtain such funds from the net proceeds of the Transactions. See Item 4, "Certain Information Concerning the Company; the Transactions." Consummation of the Offer and the Solicitation is conditioned on the satisfaction of the Merger Condition, the Financing Condition and the Supplemental Indenture Condition. See Item 9, "Conditions to the Offer and Solicitation."

14.   Miscellaneous.

        The Offer and the Solicitation are being made to all Holders of the Notes. The Company is not aware of any jurisdiction in which the making of the Offer or the Solicitation is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer or the Solicitation would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer or the Solicitation will not be made to (nor will tenders of Notes and Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Statement or in the Consent and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

PACKAGED ICE, INC.

ANNEX A

THE PROPOSED AMENDMENTS

        The following is a description of the Proposed Amendments and the effect of the Proposed Amendments on the Indenture. The description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA.

        Holders of Notes who desire to be eligible to receive the Total Consideration, including the Consent Payment, must tender Notes and deliver a Consent to the Proposed Amendments prior to the Consent Expiration Date. If consents from Holders of a majority in aggregate principal amount of the then outstanding Notes are obtained (excluding for such purposes any Notes owned by the Company or any of its affiliates), the Notes are accepted for payment and the Proposed Amendments are effected, then the Proposed Amendments will delete in their entirety, unless otherwise noted, the following restrictive covenants and provisions and references thereto from the Indenture, as well as the specified events of default. Related provisions will be eliminated from the Notes. In addition to the amendments noted below, the Proposed Amendments would amend or delete definitions from the Indenture when references to such definitions would be amended or eliminated as a result of the amendment or deletion of such restrictive covenants and provisions. The provisions of the Indenture reprinted below are qualified in their entirety by reference to the Indenture. Capitalized terms used in this Annex A and not defined herein or in the Statement to which this Annex A is attached have the same meanings as set forth in the Indenture.

        If the Amendments become operative, the provisions set forth in the form of bracketed clauses below will be deleted from the Indenture with respect to the Notes. Please refer to the Indenture for full description of the covenants, provisions and defined items.

SECTION 3.01. Notices to Trustee.

        Add: If the Company elects to redeem Securities pursuant to Section 3.07 hereof, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Securities to be redeemed. The Company shall give notice of redemption to the Paying agent and Trustee at least three Business Days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers' Certificate stating that such redemption will comply with the conditions contained herein.

        [Delete: If the Company elects to redeem Securities pursuant to Section 3.07 hereof, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Securities to be redeemed. The Company shall give notice of redemption to the Paying agent and Trustee at least 30 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers' Certificate stating that such redemption will comply with the conditions contained herein.]

SECTION 3.03. Notice of Redemption.

        Add: At least three Business Days before a Redemption Date, the Trustee, at the Company's request shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Securities are to be redeemed at the addresses of such Holders as they appear in the register maintained by the Register pursuant to Section 2.03. The Trustee shall give the notice of redemption in the Company's name and at the Company's expense. Each notice for redemption shall identify the Securities to be redeemed and shall state:

        [Delete: At least 30 days but not more than 60 days before a Redemption Date, the Trustee, at the Company's request made at least 45 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing) shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Securities are to be redeemed at the addresses of such Holders as they appear in the register maintained by the Register pursuant to Section 2.03. The Trustee shall give the notice of redemption in the Company's name and at the Company's expense. Each notice for redemption shall identify the Securities to be redeemed and shall state:]

SECTION 3.08. Procedures for Purchase Offers.

        Add: Notice of a Purchase Offer pursuant to this Section 3.08 shall be mailed or caused to be mailed, by first class mail, by the Company not less than three Business Days before the Purchase Date to all Holders at their last registered addresses, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Purchase Offer and shall state the following terms:

        [Delete: Notice of a Purchase Offer pursuant to this Section 3.08 shall be mailed or caused to be mailed, by first class mail, by the Company not less than 30 before the Purchase Date to all Holders at their last registered addresses, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Purchase Offer and shall state the following terms:]

SECTION 4.02. Maintenance of Office or Agency.

        Add: Intentionally omitted

        [Delete: The Company shall maintain in The City of New York, the office or agency required under Section 2.03. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.02. The Company hereby initially designates the office of United States Trust Company, an affiliate of the Trustee, as its office or agency in The City of New York.]

SECTION 4.03. Limitation on Restricted Payments.

        Add: Intentionally omitted

        [Delete: The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value (each, an "acquisition of") any Capital Stock of the Company, or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment (each, an "acquisition of"), any Subordinated Indebtedness of the Company or (d) make any Investment (other than Permitted Investments) in any Person (each of the foregoing prohibited actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such proposed Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default has occurred and is continuing or would result therefrom, or (ii) the Company is not able to Incur at least $1.00 of additional Indebtedness in accordance with paragraph (b) of Section 4.04 (as if such Restricted Payment had been made as of the last day of the Four Quarter Period), or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date exceeds or would exceed the sum of: (u) 50% of the Consolidated Net Income (or if Consolidated Net Income shall be a loss, minus

100% of such loss) of the Company during the period (treating such period as a single accounting period) from April 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; (v) 100% of the aggregate Net Equity Proceeds received by the Company from any Person from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company other than any Qualified Capital Stock sold to a Subsidiary of the Company; (w) the aggregate net cash proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; (x) the aggregate net cash proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; (y) an amount equal to the net reduction in Investments, subsequent to the Issue Date, in any Person resulting from payments of interest on debt, dividends, repayments of loans or advances, return of capital, or other transfers of property (but only to the extent such distributions are not included in the calculation of Consolidated Net Income of the Company), in each case, to the Company or any Subsidiary from any Person, not to exceed in the case of any Person, the amount of Investments previously made by the Company or any Subsidiary in such Person and which was treated as a Restricted Payment; and (z) $500,000.

        Notwithstanding the foregoing, these provisions do not prohibit: (1) the acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; (2) the acquisition of any Subordinated Indebtedness of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (B) Permitted Refinancing Indebtedness; or (3) loans by the Company to employees in the ordinary course of business up to an aggregate amount of $250,000 at any one time outstanding; provided, however, that in the case of clauses (1), (2) and (3) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1)(ii), (2)(i) and (2)(ii)(A) shall, in each case, be included in such calculation.

        For purposes of the foregoing provisions, the amount of any Restricted Payment (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would be permitted by the provisions of this Section 4.03 and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash prior to such designation) in the Restricted Subsidiary so designated will, at the election of the Company, either (A) reduce the amount available for Restricted Payments under clause (iii) of the first paragraph of this Section 4.03 or (B) constitute Permitted Investments under clauses (f) or (g) of the definition thereof. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation.

        For purposes of this Section 4.03, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment.]

SECTION 4.04. Limitation on Indebtedness.

        Add: Intentionally omitted

        [Delete: (a) The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness, including, without limitation, any Acquired Indebtedness (other than Permitted Indebtedness).

        (b)   Notwithstanding the foregoing limitations, the Company and its Subsidiaries may Incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case, if (i) no Default or Event of Default shall have occurred and be continuing on the date of the proposed Incurrence thereof or would result as a consequence of such proposed Incurrence and (ii) immediately after giving effect to such proposed Incurrence, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 1.75 to 1.0 if such proposed Incurrence is on or prior to September 30, 1999; and at least equal to 2.0 to 1.0 if such proposed Incurrence is thereafter.

        (c)   Neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event Incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Securities or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.]

SECTION 4.05. Corporate Existence.

        Add: Intentionally omitted

        [Delete: Except as otherwise permitted by Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries and the rights (charter and statutory) and material franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of any Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.]

SECTION 4.06. Payment of Taxes and Other Claims.

        Add: Intentionally omitted

        [Delete: The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries or upon the income, profits or property of it or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a Lien upon the property of it or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate provision has been made.]

SECTION 4.07. Maintenance of Properties and Insurance.

        Add: Intentionally omitted

        [Delete: (a) The Company shall cause all material properties owned by or leased by it or any of its Subsidiaries used or useful to the conduct of its business or the business of any of its Subsidiaries to be improved or maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.07 shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors or of the board of directors of any Subsidiary of the Company concerned, or of an officer (or other agent employed by the Company or of any of its Subsidiaries) of the Company or any of its Subsidiaries having managerial responsibility for any such property, desirable in the conduct of the business of the Company or any Subsidiary of the Company, and if such discontinuance or disposal is not adverse in any material respect to the Holders.

        (b)   The Company shall maintain, and shall cause its Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size.]

SECTION 4.08. Compliance Certificate; Notice of Default; Tax Information.

        Add: Intentionally omitted

        [Delete: (a) The Company shall deliver to the Trustee, within 120 days after the close of each fiscal year an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries has been made under the supervision of the signing officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his knowledge the Company during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status with particularity. The Officers' Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end. Upon the qualifications of this Indenture under the TIA, such Officer's Certificate shall comply with TIA Section 314(a)(4).

        (b)   So long as (and to the extent) not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to Section 4.10 shall be accompanied by a written report of the Company's independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or 5 of this Indenture insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

        (c)   The Company shall deliver to the Trustee, promptly upon any Officer becoming aware of any Default or Event of Default in the performance of any covenant, agreement or condition contained in this Indenture, an Officers' Certificate specifying the Default or Event of Default and describing its status with particularity.

        (d)   The Company shall calculate and deliver to the Trustee all original issue discount information to be reported by the Trustee to Holders as required by law.]

SECTION 4.09. Compliance with Laws.

        Add: Intentionally omitted

        [Delete: The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.]

SECTION 4.10. SEC Reports.

        Add: Intentionally omitted

        [Delete: (a) The Company will file with the SEC all information, documents and reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is subject to such filing requirements so long as the SEC will accept such filings. The Company will file with the Trustee within 15 days after it files them with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), without exhibits, which the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Upon qualification of this Indenture under the TIA, the Company shall also comply with the provisions of TIA Section 314(a).

        (b)   Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company shall cause its consolidated financial statements, comparable to that which would have been required to appear in annual or quarterly reports, to be delivered to the Trustee and the Holders. The Company will also make such reports available to prospective purchasers of the Securities, securities analysts and broker-dealers upon their request.

        (c)   For so long as any of the Securities remain outstanding the Company will make available to any prospective purchaser of the Securities or beneficial owner of the Securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has consummated the Registered Exchange Offer or until such time as the holders thereof have disposed of such Securities pursuant to an effective registration statement filed by the Company.]

SECTION 4.11. Waiver of Stay, Extension or Usury Laws.

        Add: Intentionally omitted

        [Delete: The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of and/or interest on the Securities as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.]

SECTION 4.12. Limitation on Transactions with Affiliates.

        Add: Intentionally omitted

        [Delete: (a) The Company shall not, and shall not cause or permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their Affiliates (each an "Affiliate Transaction") but excluding Specified Affiliate Transactions, except in good faith and on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000, the Company or such Subsidiary shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee. Notwithstanding the foregoing, the restrictions set forth in this Section 4.12 shall not apply to (i) transactions between the Company and any Subsidiary or between Subsidiaries, (ii) any employee compensation arrangement of the Company or any Subsidiary which has been approved by a majority of the Company's disinterested directors and found in good faith by such directors to be in the reasonable best interest of the Company or such Subsidiary, as the case may be, or (iii) customary directors" fees, indemnification and similar arrangements.]

SECTION 4.13. Limitation on Conduct of Business.

        Add: Intentionally omitted

        [Delete: The Company shall not, and shall not permit any of its Subsidiaries to, engage in the conduct of any business other than the Ice Business.]

SECTION 4.14. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

        Add: Intentionally omitted

        [Delete: The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or to any Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or to any Subsidiary of the Company (each such encumbrance or restriction in clause (a), (b), or (c) a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) this Indenture; (3) customary non-assignment provisions of any lease or license agreements or similar agreements entered into the ordinary course of business of any Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness Incurred in accordance with paragraph (b) of Section 4.04; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, becoming a Subsidiary of the Company; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with this Indenture solely in respect of the assets to be sold pursuant to such contract; (7) any restrictions on the sale or other disposition or encumbrance of any property securing Indebtedness as a result of a Permitted Lien on such property; (8) any agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired and are not or were not created in anticipation of or in connection with the acquisition thereof; (9) the Credit Facilities; or (10) any encumbrance or restriction contained in Permitted Indebtedness or Permitted Refinancing Indebtedness Incurred to Refinance the Indebtedness Incurred pursuant to an agreement referred to in clauses (2), (4), (5) or (9) above (whether the Indebtedness Refinanced is repaid in whole or in part); provided, that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the Company or to the Holders in any material respect in the reasonable and good faith judgment of the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (9).]

SECTION 4.15. Limitation on Liens.

        Add: Intentionally omitted

        [Delete: The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind except for Permitted Liens, upon any of their respective property or assets, whether owned on or acquired after the Issue Date, or any income, profits or proceeds therefrom, to secure (a) any Indebtedness of the Company or such Subsidiary (if it is not also a Subsidiary Guarantor), unless prior to, or contemporaneously therewith, the Securities are equally and ratably secured, or (b) any Indebtedness of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured; provided, however, that if such Indebtedness is expressly subordinated to the Securities or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Securities or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Securities or the Subsidiary Guarantees. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the property or assets that were subject to such Lien prior to the related acquisition by the Company or such Subsidiary and was not created, incurred or assumed in contemplation of such transaction.]

SECTION 4.17. Asset Sales.

        Add: Intentionally omitted

        [Delete: The Company shall not, and shall not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) of the assets or Properties issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness or otherwise by their terms subordinated to the Securities or the Subsidiary

Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 360 days of closing such Asset Sale (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

        Within 360 days after the receipt of any Net Cash Proceeds from any Asset Sale, the Company may (i) apply all or any of the Net Cash Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Subsidiary, provided, in each case, that the related loan commitment of any revolving credit facility or other borrowing (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or (ii) invest all or any part of the Net Cash Proceeds thereof in properties and other capital assets that replace the properties or other capital assets that were the subject of such Asset Sale or in other properties or other capital assets that will be used in the Ice Business. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture. Any Net Cash Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Available Proceeds Amount." When the aggregate Available Proceeds Amount exceeds $5,000,000, the Company shall make an offer to purchase, from all Holders of the Securities and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Securities and any such Pari Passu Indebtedness equal to such Available Proceeds Amount as follows:

        (i)    (A) The Company shall make an offer to purchase (an "Asset Proceeds Offer") from all Holders of the Securities in accordance with the procedures set forth in this Indenture the maximum principal amount (expressed as a multiple of $1,000) of Securities that may be purchased out of an amount (the "Payment Amount") equal to the product of such Available Proceeds Amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Securities and the denominator of which is the sum of the outstanding principal amount of the Securities and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Securities tendered), and (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Available Proceeds Amount over the Payment Amount.

        (ii)   The offer price for the Securities shall be payable in cash in an amount equal to 100% of the principal amount of the Securities tendered pursuant to an Asset Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Asset Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Securities tendered pursuant to an Asset Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting an "Asset Proceeds Deficiency"), the Company may use such Asset Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of Section 4.03.

        (iii)  If the aggregate Offered Price of Securities validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Securities to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Available Proceeds Amount shall be reset to zero.

        The Company shall not permit any Subsidiary to enter into or suffer to exist any agreement (excluding Permitted Liens) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Securities as described above.

        Any amounts remaining after the purchase of Securities pursuant to an Asset Sale Offer shall be returned by the Trustee to the Company.]

SECTION 4.18. Limitation on Issuances and Sales of Capital Stock of Subsidiaries.

        Add: Intentionally omitted

        [Delete: The Company shall not cause or permit any of its Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a wholly-owned Subsidiary of the Company) or permit any Person (other than the Company or a wholly-owned Subsidiary of the Company) to own or hold any Capital Stock of any Subsidiary of the Company or any Lien or security interest therein; provided, however, that this Section 4.18 shall not prohibit (i) Permitted Liens or (ii) the disposition (by sale, merger or otherwise) of all of the Capital Stock of a Subsidiary provided any Net Cash Proceeds therefrom are applied in accordance with Section 4.17.]

SECTION 4.19. Limitation on Status as Investment Company.

        Add: Intentionally omitted

        [Delete: The Company shall not, nor shall it permit any Subsidiary Guarantor to, register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940.]

SECTION 4.20. Sale and Leaseback Transactions.

        Add: Intentionally omitted

        [Delete: The Company shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Subsidiary, as applicable, may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in clause (b) of Section 4.04 and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under Section 4.15, (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under Section 4.17.]

SECTION 5.01. Mergers, Consolidations and Sale of Assets.

        Add: Intentionally omitted

        [Delete: (a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Securities and the performance of every covenant of the Securities, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and, if applicable, the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (b) of Section 4.04 hereof; provided that in determining the Consolidated Fixed Charge Coverage Ratio of the Company or such Surviving Entity, as the case may be, such ratio shall be calculated as if the transaction (including the Incurrence of any Indebtedness or Acquired Indebtedness) took place on the first day of the Four Quarter Period; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

        (b)   Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under this Indenture and the Securities.

        (c)   Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.17) will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person or sell, assign, transfer, care, convey or otherwise dispose of all or substantially all of its assets, other than the Company or any other Subsidiary Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor), or to which such disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on the Subsidiary Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (a)(ii) of this Section 5.01. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor need only comply with clause (a)(iv) of this Section 5.01.]

SECTION 6.01 Events of Default.

        An "Event of Default" occurs if:

        (1)   the Company fails to pay interest on any Security when the same becomes due and payable and such failure continues for a period of 30 days; or

        (2)   the Company fails to pay the principal of or premium on any Security, when such principal or premium becomes due and payable, whether at maturity, upon redemption or otherwise (including the failure to make a payment to purchase securities properly tendered pursuant to a Change of Control Offer or an Asset Proceeds Offer); or

        Add: Subsection (3) intentionally omitted

        [Delete: (3) the Company defaults in the observance or performance of any other covenant or agreement contained in this Indenture or any Security Document which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or from Holders of at least 25% in principal amount of outstanding Securities (except in the case of a default with respect to Section 5.01 hereof, which will constitute an Event of Default with notice but without passage of time); or]

        Add: Subsection (4) intentionally omitted

        [Delete: (4) the Company defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Subsidiary of the Company (or the payment of which is guaranteed by the Company or any Subsidiary of the Company) which default (a) is caused by a failure to pay principal of, interest or premium, if any, on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default"), or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity which has been so accelerated, aggregate $2,500,000; or]

        Add: Subsection (5) intentionally omitted

        [Delete: (5) one or more judgments in an aggregate amount in excess of $1,000,000 (which are not covered by third-party insurance as to which a financially sound insurer has not disclaimed coverage) being rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, or unstayed or unsatisfied for a period of 60 days after such judgment or judgments become final and non-appealable; or]

        Add: Subsection (6) intentionally omitted

        [Delete: (6) the Company or any of its Subsidiary Guarantors or Significant Subsidiaries (A) admits in writing its inability to pay its debts generally as they become due, (B) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (C) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (D) consents to the appointment of a Custodian of it or for substantially all of its property, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (F) makes a general assignment for the benefit of its creditors, or (G) takes any corporate action to authorize or effect any of the foregoing;]

        Add: Subsection (7) intentionally omitted

        [Delete: (7) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any of its Subsidiaries, (B) appoint a Custodian of the Company or any of its Subsidiaries or for substantially all of its property or (C) order the winding-up or liquidation of its affairs, and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days;]

        Add: (8) any of the Subsidiary Guarantees ceases to be in full force and effect, or any of the Subsidiary Guarantees is declared to be null and void and unenforceable or any of the Subsidiary Guarantees is found to be invalid

        [Delete: (8) any of the Subsidiary Guarantees ceases to be in full force and effect, or any of the Subsidiary Guarantees is declared to be null and void and unenforceable or any of the Subsidiary Guarantees is found to be invalid or any of the Subsidiary Guarantors denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of this Indenture)]

        [Delete: Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(4) shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default has been repaid, or if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness (provided, in each case, that such repayment, waiver, cure or rescission is effected within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration).]

        Manually signed facsimile copies of the Consent and Letter of Transmittal, properly completed and duly executed, will be accepted. The Consent and Letter of Transmittal, the Notes and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

The Depositary for the Offer and the Solicitation is:

U.S. Bank National Association

By Hand, Mail or Overnight Courier:	By Facsimile: (for Eligible Institutions only)
Attn: Specialized Finance Department 180 East Fifth Street St. Paul, Minnesota 55101	(651) 244-1537 Confirm by Telephone: (800) 934-6802

        Any questions or requests for assistance or additional copies of the Statement, this Consent and Letter of Transmittal or the Consent and Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact the Dealer Manager at the telephone number and address listed below or such Holder's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer and the Solicitation.

The Information Agent for the Offer and the Solicitation is:

Georgeson Shareholder
17 State Street, 10th Floor
New York, New York 10004
Bankers & Brokers Call Collect
+1 (212) 440-9800
All Others Call Toll-Free (800) 293-7319

        The Dealer Managers for the Offer and the Solicitation Agents for the Solicitation are:

Credit Suisse First Boston LLC	Bear, Stearns & Co. Inc.	CIBC World Markets Corp.
Eleven Madison Avenue New York, New York 10010 U.S. Toll Free (800) 820-1653 Call Collect +1 (212) 538-8474 Attn: Liability Management Group	383 Madison Avenue New York, New York 10179 U.S. Toll Free (877) 696-BEAR Call Collect +1 (212) 272-5112 Attn: Global Liability Management Group	425 Lexington Avenue New York, New York 10017 U.S. Toll Free (800) 274-2746 Attn: Brian Perman

QuickLinks

  Exhibit 99.2
IMPORTANT
AVAILABLE INFORMATION
INCORPORATION OF INFORMATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
TABLE OF CONTENTS
SUMMARY
THE OFFER AND SOLICITATION
ANNEX A THE PROPOSED AMENDMENTS